EXHIBIT 10.30


                            EMPLOYMENT AGREEMENT


          EMPLOYMENT AGREEMENT (this "Agreement"), dated as of January 1,

1995, between The Multicare Companies, Inc., a Delaware corporation (the

"Company"), and Daniel E. Straus (the "Executive").

          The Company desires to employ the Executive, and the Executive desires to accept such employment, on the term and conditions of this

Agreement.

          Certain terms used herein are defined in Section 11.1.

          NOW, THEREFORE, in consideration of the agreements and obligations herein contained, the Company and the Executive hereby agree as follows:

          1.   EMPLOYMENT, DUTIES AND ACCEPTANCE.

               1.1  Employment by the Company.  The Company agrees to employ the Executive for the Term (as defined in Section 2), to render full-time services to the Company as its President and Co-Chief Executive

Officer and to perform such duties commensurate with such office as the Board of Directors of the Company (the "Board of Directors") shall reasonably direct.

               1.2  Acceptance of Employment by the Executive.  The Executive

hereby accepts such employment and agrees to render the services described above.  The Executive further agrees to accept election and to serve during all or any part of the Term as a director of the Company and as an officer or director of any subsidiary of the Company, without any compensation therefor other than as specified in this Agreement, if elected to any such position.

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The Company will use its best efforts to cause the Executive to be elected as a member of the Board of Directors and shall include him, during the Term, in the management slate for election as a director at every stockholders meeting at which his term as a director would otherwise expire.

          2.   TERM OF EMPLOYMENT.

               2.1  The term of the Executive's employment under this

Agreement (the "Term") shall commence on the date hereof and shall end on

December 31, 1999, unless earlier terminated pursuant to Section 4 hereof;

provided, that the Term shall automatically be extended for successive one-

year periods on each January 1, commencing January 1, 2000 unless timely written notice of termination of the Term is provided in accordance with

Section 2.2.  Each one-year period commencing each January 1 during the Term is referred to herein as an "Employment Year".

               2.2  The Company or the Executive may choose not to extend or renew the Term of Executive's employment hereunder without cause or reason,

upon written notice to the other at least one hundred eighty (180) days prior to any January 1 occurring after January 1, 1998.

          3.   COMPENSATION AND OTHER BENEFITS.

               3.1  Salary.  As compensation for services to be rendered

pursuant  to this Agreement, the Company agrees to pay the Executive, for each Employment Year during the Term, an annual direct salary of $600,000 per year (the "Annual Direct Salary").  The Annual Direct Salary shall be reviewed by the Board of Directors on each anniversary of this Agreement and

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shall be adjusted upwards as of each such anniversary.   In no event shall

the Annual Direct Salary be decreased from the Annual Direct Salary payable for the immediately preceding year without the express written consent of the

Executive.

               3.2  Incentive Compensation.  The Executive shall prepare a business plan establishing the financial and business goals of the Company prior to the start of each fiscal year during the Term (the "Business Plan").

The Business Plan prepared by the Executive shall be reviewed promptly by the

Board of Directors, which may negotiate goals and performance expectations with the Executive prior to adoption.  Upon adoption of the Business Plan,

the Board of Directors shall establish an incentive compensation opportunity for the Executive under the Company's Key Employee Incentive Compensation

Plan (the "KEICP").  The Executive's KEICP opportunity shall provide an incentive pay opportunity consistent with the practices of similar organizations in rewarding their senior executives and shall be consistent with past practice.  For 1995, the Executive's incentive for achieving

Expected Performance under the KEICP shall be 100% of the Executive's Annual

Direct Salary in effect on January 1, 1995; Threshold Performance shall be

70% of such Annual Direct Salary; and Outstanding Performance shall be 150%

of such Annual Direct Salary.  Any incentive award earned by the Executive pursuant to the KEICP shall be paid to the Executive during the month of

December in the applicable fiscal year.

               3.3  Employee Benefit Plans.  The Executive shall be entitled to participate in or receive benefits under all Company employment benefit plans including, but not limited to, any pension, profit-sharing plan, stock option or other equity award or participation plans, savings plan,

supplemental retirement income, medical or health-and-accident plan or arrangement made available by the Company to its executives and key management employees, subject to and on a basis consistent with the terms,

conditions and overall administration of such plans and arrangements.  The

Company shall also provide the Executive with the following minimum benefits:

                              (i)  Life Insurance:  the Company shall acquire

and maintain for the Executive a supplemental term life insurance policy with a death benefit equal to at least five (5) times the Executive's then current

Annual Direct Salary to a maximum death benefit of $5,000,000.  The

Executive, or a valid trust established by the Executive, shall own such policy and the Executive shall be liable for any income taxes due annually on the reported income resulting from the Company's payment of annual premiums during the Term.  In addition, the Company shall acquire and maintain for

Executive a term life insurance policy with a death benefit equal to $50 million to fund Executive's obligations under the Buy-Sell Agreement between the Executive and Moshael J. Straus.  Both of these policies shall be, and shall provide that they are, assumable by Executive at the termination or expiration of the Term.  The Executive is permitted to be, and has the right to name, the beneficiary under any of the foregoing policies.  The Company shall indemnify and hold the Executive harmless from and against any federal,

state or local income tax imposed on the Executive as a result of the provision by the Company of the policies set forth in this Section.  For the purpose of determining the amount of any payment under the preceding sentence, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals in the calendar year in which such indemnity payment is to be made, and state

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and local income taxes at the highest marginal rates of taxation applicable to individuals as are in effect in the jurisdiction in which the Executive is resident, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes.

                              (ii) Disability Insurance:  In the event that

the Company's group long-term disability insurance policy benefit limit, if any, does not permit the Executive to receive the 66.67% of income replacement at the time of disability, or the Company does not at any time during the Term maintain a group long-term disability insurance policy, the

Company shall make available a long-term disability insurance policy for the

Executive, which policy shall provide that in the event the Executive is unable to perform his duties hereunder as a result of incapacity due to physical or mental illness, he shall be entitled to receive benefits from all sources (Social Security, group long-term disability and supplemental long-

term disability) equal to 66.67% of his then current Annual Direct Salary until the Executive reaches the age of 65 or dies.  The Company shall continue to pay to the Executive his Annual Direct Salary during any applicable elimination or waiting period not in excess of one hundred eighty

(180) days.

                              (iii)  401(k) Wrap Plan/Deferred Compensation

Plan Participation:  The Executive shall have the option to participate in a

401(k) Wrap Plan to be established by the Company to enable the Executive to defer portions of current income from income tax liability until a later time, provided such election to defer income is made in compliance with the

Code.

               3.4  Vacation.  During the Term, the Executive shall be

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entitled to the number of paid vacation days in each calendar year determined by the Company from time to time for its senior executive officers, but not less than six (6) weeks in any calendar year.  The Executive shall also be entitled to all paid holidays given by the Company to its senior executive officers and all holidays observed in the Jewish religion.

               3.5  Reimbursement of Expenses.  During the Term, the Company

shall reimburse the Executive promptly for all reasonable expenses incurred by him (in accordance with the policies and procedures established by the

Board of Directors for the Company's senior executive officers) in performing services hereunder.

               3.6  Automobile Allowance.  During the Term, the Executive

shall be entitled to use for business and personal reasons an automobile of his choice leased by the Company.  The Company shall pay all amounts in respect of premiums for liability insurance (in amounts determined by the

Executive) and will reimburse the Executive for all operating, maintenance and repair expenses.

               3.7  Agreement Signing Incentive.  The Executive shall receive as of the date hereof a special one-time grant pursuant to the Company's

Stock Option Plan of 37,500 nonqualified options to purchase shares of the

Company's common stock (the "Options").  The Options shall have an exercise price equal to the closing bid price of the Company's common stock on the date of hereof as reported by The NASDAQ Stock Market and shall vest ratably over five years.

               3.8  Other Benefits.  The Executive shall be entitled to

receive such other requisites, e.g. club memberships and fringe benefits as the Board of Directors deems appropriate.

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          4.   TERMINATION.

               4.1  Termination Upon Death.  If the Executive dies during the

Term, this Agreement shall terminate as of the date of death, and the

Executive's legal representatives, successors, heirs or assigns shall be entitled to receive the amounts set forth in Section 6.1.

               4.2  Termination Upon Disability.  If during the Term, the

Executive becomes subject to a Disability (as defined in the following sentence), the Company may at any time thereafter, by notice to the

Executive, terminate the Term of Executive's employment hereunder, except that the Executive shall be entitled to receive the amounts specified in

Section 6.1.  For purposes of this Agreement, the term "Disability" shall mean incapacity due to physical or mental illness which has caused the

Executive to be unable to substantially perform his duties with the Company on a full time basis for (i) a period of one hundred eighty (180) consecutive days or (ii) for shorter periods aggregating two hundred seventy (270) days in any three hundred sixty-five (365) day period.  During any period of

Disability, the Executive agrees to submit to reasonable medical examinations upon the request, and at the expense, of the Company.  Nothing in this

Section 4.2 shall be deemed to extend the Term.

               4.3  Termination for Cause.  During the Term, the Company

shall have the right to terminate the Term of Executive's employment with the

Company for Cause.  For purpose hereof, a termination by the Corporation for

"Cause" shall mean termination by action of at least a majority of the members of the Board of Directors of the Corporation (excluding Executive) at a meeting duly called and held upon at least 15 days' prior written notice to

Executive specifying the particulars of the action or inaction alleged to constitute "Cause" (and at which meeting Executive and his counsel were entitled to be present and given reasonable opportunity to be heard) because of (i) Executive's conviction of any felony (whether or not involving the

Company or any of its subsidiaries) involving moral turpitude which subjects,

or if generally known, would subject, the Company or any of its subsidiaries to public ridicule or embarrassment, (ii) fraud or other willful misconduct by Executive in respect of his obligations under this Agreement, or (iii)

willful refusal or continuing failure to attempt, without proper cause and,

other than by reason of illness, to follow the lawful directions of the Board of Directors, following thirty days' prior written notice to Executive of his refusal to perform, or failure to attempt to perform such duties, and which during such thirty day period such refusal or failure to attempt is not cured by the Executive.  "Cause" shall not include a bona fide disagreement over a corporate policy, so long as Executive does not willfully violate on a continuing basis specific written directions from the Board of Directors,

which directions are consistent with the provisions of this Agreement.

Action or inaction by Executive shall not be considered "willful" unless done or omitted by him intentionally or not in good faith and without his reasonable belief that his action or inaction was in the best interests of the Company, and shall not include failure to act by reason of total or partial incapacity due to physical or mental illness.

          5.   TERMINATION BY THE EXECUTIVE.

               The Executive may terminate the Term on written notice to the

Company upon the continuation of any of the following events for more than ten (10) days after Executive delivers notice to the Company thereof (other than with respect to paragraph (vi), which shall be governed by Section 7 hereof) and the occurrence of any one or more of the following (each "Good

Reason"):

                              (i)  Executive shall fail to be re-elected as

the Company's Chairman of the Board and Co-Chief Executive Officer or shall be removed from such position at any time during the Term;

                              (ii) Executive shall fail to be vested with the

powers and authority of Chairman of the Board and Co-Chief Executive Officer

of the Company; or the powers and authority of such position or the

Executive's authority and responsibilities hereunder shall be diminished in any material respect;

                              (iii)Executive's principal place of employment

is changed without Executive's prior written consent;

                              (iv) any material failure by the Company to

comply with any of the provisions of this Agreement including, without limitation, failure to make any payment required to be made by the Company pursuant to this Agreement within five (5) business days after the date such payment is required to be made;

                              (v)  any purported termination by the Company

of Executive's employment otherwise than as expressly permitted by this

Agreement;

                              (vi) upon a Change of Control (as defined in

Section 7); or

                              (vii)the commencement of a proceeding or case,

with or without the application or consent of the Company or any of its subsidiaries, in any court or competent jurisdiction, seeking (A) the liquidation, reorganization, dissolution or winding-up of the Company or its subsidiaries, or the composition or readjustment of the debts of the Company or its subsidiaries, (B) the appointment of a trustee, receiver, custodian,

liquidator or the like for the Company or its subsidiaries or of all or any substantial part of their respective assets, or (C) any similar relief in respect of the Company or its subsidiaries under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition  or adjustment of debts.

          6.   PAYMENTS UPON TERMINATION.

               6.1  Termination Due to Death or Disability.  Upon the death or Disability of the Executive (A) the Company shall pay to the Executive or his estate (i) the Annual Direct Salary and other accrued benefits earned up to the last day of the month of the Executive's death or Disability (subject to the last sentence of Section 3.3(ii)), (ii) all deferred amounts earned under the KEICP or similar bonus plan, and (iii) if any bonus, under the

KEICP or otherwise, shall be payable in respect of the year in which the

Executive's death or Disability occurs, such bonus(es) prorated up to the last day of the month of the Executive's death or Disability and (B) all restricted stock, stock option and performance share awards made to the

Executive shall automatically become fully vested as of the date of death or

Disability.

               6.2  Termination for Cause.  Upon termination of the Term by the Company for Cause, the Company's obligations to the Executive under this

Agreement shall be limited to the payment of unpaid Annual Direct Salary and benefits accrued up to the effective date of termination specified in the

Company's notice of termination.

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               6.3  Termination by Executive for Good Reason or by the

Company other than for Certain Reasons.

                         a)   In the event (i) the Company terminates the

Term for a reason other than for (A) Cause or (B) due to death or Disability or (C) upon a Change of Control or (D) gives notice of non-renewal pursuant to Section 2 or (ii) the Executive terminates the Term for Good Reason, then:

(1) the Company shall pay the Executive (A) (i) the Annual Direct Salary and other accrued benefits earned up to the last day of the month of the

Executive's employment, (ii) all deferred amounts earned under the KEICP or similar bonus plan and (iii) if any bonus, under the KEICP or otherwise,

shall be payable in respect of the year in which the Term is terminated, such bonus(es) prorated up to the last day of the month of such termination and

(B) a lump sum cash payment within thirty (30) days following the date of termination (except for termination by notice of non-renewal, in which case such payment shall be made within thirty (30) days following the expiration of the Term) equal to the greater of (x) all remaining Annual Direct Salary payable during the Term and (y) an amount equal to two times the Annual

Direct Salary for the then current Employment Year and (2) all stock options,

stock awards and similar equity rights, if any, shall vest and become exercisable immediately prior to the termination of the Term and remain exercisable through their original terms with all rights.

                         (b)  Following termination of the Term for any

reason, other than for Cause or upon the death of the Executive, the Company shall also maintain in full force and effect, for the continued benefit of the Executive for a period equal to the greater of (x) the period of the Term otherwise remaining or (y) two (2) years without giving effect to such termination, all employee benefit plans and programs to which the Executive was entitled prior to the date of termination (including, without limitation,

the benefit plans and programs provided for herein) if the Executive's continued participation is possible under the general terms and provisions of such plans and programs.  In the event that the Executive's participation in any such plan or program is barred by the terms thereof, the Company shall pay to the Executive an amount equal to the annual contribution, payments,

credits or allocations made by the Company to him, to his account or on his behalf under such plans and programs from which his continued participation is barred except that if the Executive's participation in any health,

medical, life insurance or disability plan or program is barred, the Company shall obtain and pay for, on the Executive's behalf, individual insurance plans, policies or programs which provide to the Executive health, medical,

life and disability insurance coverage which is equivalent to the insurance coverage to which the Executive was entitled prior to the date of termination.

               6.5  Termination Due to a Change of Control.  Upon the

termination of the Term due to a Change of Control, the Company shall pay the amounts to and provide the benefits for the Executive as set forth in Section

7.1 and 7.4 hereof.

          7.   CHANGE OF CONTROL.

               7.1  (a)  Upon a Change of Control, the Executive may

terminate the Term upon notice to the Company, effective as set forth in such notice (i) for any reason or for no reason during the initial ninety (90) day period following the date of such Change of Control or (ii) at any time, in the event that within twenty-four (24) months following the date of a Change of Control, the continuation of any event constituting Good Reason hereunder for more than ten (10) days after the Executive delivers notice thereof to the Company (other than as contemplated by Section 5(vi)) occurs.  In the event that the Executive terminates the Term pursuant to this Section 7.1,

the Company shall make a lump-sum payment to the Executive equal to three times the sum of (i) his then current Annual Direct Salary and (iii) an amount equal to the highest annual bonus (KEICP and other amounts being aggregated) award received within the three (3) years immediately preceding the Employment Year in which such termination occurs; provided, that in no event shall such amount be less than the bonus payable at an Expected Level of performance under the KEICP for 1995.  The Company shall also maintain the benefit coverages for the Executive specified in Section 6.3 above for a period of twenty-four (24) months following the date of termination of the term by the Executive.

                         (b)  Upon (i) the execution of a definitive

agreement (including, without limitation, any "lock-up" agreement with any of the Company's principal stockholders) which contemplates a transaction, or

(ii) the commencement of any tender or exchange offer or similar transaction for or involving the Company's securities, which, in the case of any transaction of the type described by clause (i) or (ii), if consummated,

could result in a Change in Control, all restricted stock, stock option and performance share awards made to the Executive shall become automatically fully vested in order to provide the Executive with a reasonable time period to enable the Executive to obtain the economic benefit of the contemplated transaction with respect to all restricted stock, stock option and performance share awards then held by him. In the event the Executive does not exercise any such accelerated restricted stock, stock options or awards in the transaction resulting in a Change of Control, the Executive will have a six month period from the date of a Change of Control in which to exercise such restricted stock, stock options and awards.  In the event the transaction contemplated by the definitive agreement referred to above is not consummated and such definitive agreement is terminated, all accelerated restricted stock, stock options and awards shall be deemed restored to the vesting schedules in effect at the time of execution of such definitive agreement.

                         (c)  Upon the termination of the Term upon a Change

of Control, the Company shall provide to the Executive outplacement and career counseling services as may be requested by the Executive; such service costs not to exceed 15% of the Executive's then-current Annual Direct Salary.

               7.2  For purposes of this Agreement, the term "Change of

Control" shall mean:

                         (a)  the acquisition (after the date hereof) of the

beneficial ownership of a majority of the Company's voting securities and/or substantially all of the assets of the Company by a single person or entity or a group of affiliated persons or entities, or

                         (b)  the merger, consolidation or combination or

similar transaction of the Company with an unaffiliated corporation in which the Board of Directors immediately prior to such merger, consolidation or combination constitute less than a majority of the board of directors of the surviving, new or combined entity.

               7.3  For purposes of this Agreement the term a "date of a

Change of Control" shall mean:

                         (a)  the first date (after the date hereof) on which

a single person and/or entity, or group of affiliated persons and/or entities, acquire the beneficial ownership of majority of the Company's voting securities; or

                         (b)  the date of the transfer of all or

substantially all of the Company's voting securities; or

                         (c)  the date on which a merger, consolidation or

combination of the type specified in Section 7.2(b) is consummated.

               7.4  Certain Taxes.  The Company shall indemnify and hold the

Executive harmless from and against (i) the imposition of excise tax (the

"Excise Tax") under Section 4999 of the Code, on any payment made under this

Agreement (including any payment made under this paragraph) and any interest,

penalties and additions to tax imposed in connection therewith, and (ii) any federal, state or local income tax imposed on any payment made pursuant to this paragraph.  The Executive shall not take the position on any tax return or other filing that any payment made under this Agreement is subject to the

Excise Tax, unless, in the opinion of independent tax counsel reasonably acceptable to the Company, there is not reasonable basis for taking the position that any such payment is not subject to the Excise Tax under U.S.

tax law then in effect.  If the Internal Revenue Service makes a claim that any payment or portion thereof is subject to the Excise Tax, at the Company's election, and the Company's direction and expense, the Executive shall contest such claim; provided, however, that the Company shall advance to the

Executive the costs and expenses of such contest, as incurred.  For the

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purpose of determining the amount of any payment under clause (ii) of the first sentence of this paragraph, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals in the calendar year in which such indemnity payment is to be made and state and local income taxes at the highest marginal rates of taxation applicable to individuals as are in effect in the jurisdiction in which the Executive is resident, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes.

               7.5  Severance Letter of Credit.  The Company shall, at all times during the Term and any extensions and renewals thereof and for thirty

(30) days thereafter, at such time the Executive may direct, and cause to be maintained in effect a letter of credit for the benefit of the Executive,

from a bank reasonably satisfactory to the Executive in a face amount that is equal to or greater than the amounts payable to the Executive at such time under Section 7.1 and 7.4.  Not later than thirty (30) days prior to the expiration of any letter of credit furnished pursuant to this Section 7.5,

the Company shall furnish to the Executive a replacement or substitute letter of credit effective from and after such expiration and expiring not earlier than one hundred eighty (180) days thereafter or such shorter period as a letter of credit is required to be maintained under the immediately preceding sentence.

          8.   RESTRICTIVE COVENANTS.

               8.1  Confidentiality.  During the Term and for two (2) years thereafter, the Executive shall not, without the written consent of the Board of Directors or a person authorized thereby, knowingly disclose to any person, other than an employee of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an executive of the Company, any material confidential information obtained by him while in the employ of the Company with respect to any of the Company's services, products, improvements,

processes, customers, methods of distribution or any business practices the disclosure of which he knows will be materially damaging to the Company;

provided, however, that confidential information shall not include any information publicly available at the time of the alleged disclosure (other than as a result of unauthorized disclosure by the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the

Company.  Upon termination of the Term upon the request of the Company, the

Executive shall promptly deliver to the Corporation all correspondence,

manuals, letters, notes, notebooks, reports and any other documents or tangible items containing or constituting confidential information about the business of the Company.

               8.2  Injunctive Relief.  The Executive agrees that any breach of the restrictions set forth in this Section 8 will result in irreparable injury to the Company for which it shall have no meaningful remedy in law and the Company shall be entitled to injunctive relief in order to enforce the provisions thereof.  In the event that any provision of this Section 8 shall be determined by any court of competent jurisdiction to be unenforceable in part by reason of it being too great a period of time or covering too great a geographical area, it shall be in full force and effect as to that period of time or geographical area determined to be reasonable by the court.

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          9.   INDEMNIFICATION.

                         (a)  The Executive shall be provided with directors'

and officers' insurance in connection with his employment hereunder and service as a director as contemplated hereby with such coverage (including with respect to unpaid wages and taxes not remitted when due) and in such amounts as shall be reasonably satisfactory to the Executive, and the Company shall maintain such insurance in effect for the period of the Executive's employment hereunder and for not less than five years thereafter; provided,

however, than in the event that the Company shall not obtain such insurance,

it shall provide or cause the Executive to be provided with indemnity (or a combination of indemnity and directors' and officers' insurance) in connection with his employment hereunder with such coverage, in such amounts and from such person or persons as shall be reasonably satisfactory to the

Executive, and the Company shall maintain such indemnity (or combination of indemnity and directors' and officers' insurance) or cause such indemnity (or such combination) to be maintained for the period of the Executive's employment hereunder and not less than five (5) years thereafter.

                         (b)  To the fullest extent permitted or required by

the laws of the State of Delaware, the Company shall indemnify and provide reasonable advances for expenses to the Executive, in accordance with the terms of such laws, if the Executive is made a party, or threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the Executive is or was an officer or director of the

Company or any subsidiary or the Company, in which capacity the Executive is or was serving at the Company's request and in furtherance of the Company's best interests, against expenses (including reasonable attorneys fees),

judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding.

          10.  NO DUTY TO MITIGATE.  The Executive shall have no duty to mitigate any severance amount or any other amounts payable to him hereunder and such amounts shall not be subject to reduction for any compensation received by the Executive from employment in any capacity or other source following the termination of the Executive's employment with the Company and its subsidiaries.

          11.  OTHER PROVISIONS.

               11.1 Certain Definitions.  As used herein, the following terms shall be defined as follows:

               "affiliate" of any person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such person.  For the purpose of this definition, "control" when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the term

"controlling" and "controlled" have meanings correlative to the foregoing.

               "Code" shall mean the Internal Revenue Code of 1986, as

amended.

               "person" means individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization or a governmental entity or any department or agency thereof.

               11.2 Notices.  Any notice or other communication required or

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permitted hereunder shall be in writing and shall be delivered personally,

telecopied or sent by certified, registered or express mail, postage prepaid.

Any such notice shall be deemed given when so delivered personally,

telecopied or sent by express mail, or if sent by certified or registered mail, five days after the date of deposit in the United States mail, as follows:

                              (i)  if to the Company, to:
                                   The Multicare Companies, Inc.
                                   411 Hackensack Avenue
                                   Hackensack, New Jersey 07601
                                   Attention:     General Counsel
                                   telephone:     (201)488-8818
                                   Telecopy:      (201)525-5952


                                   with a copy to:

                                   Paul Weiss Rifkind Wharton & Garrison
                                   1285 Avenue of the Americas
                                   New York, New York 10019
                                   Attention:     Carl L. Reisner, Esq.
                                   Telephone:     (212)373-3000
                                   Telecopy:      (212)373-2038

                              (ii) if to the Executive, to him at his address

then reflected in the personnel records of the Company.

          Either party may change its or his address for notice hereunder by notice to the other party in accordance with this Section 11.2.

               11.3 Waivers and Amendments.  This Agreement may be amended,

modified, superseded or cancelled, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance.  No delay on the part of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right or remedy, nor any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.

               11.4 Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey applicable to agreements made and to be performed entirely within such State.

               11.5 Assignability and Binding Effect.  This Agreement shall inure to the benefit of and shall be binding upon the Company and its successors and permitted assigns and upon Executive and his heirs, executors,

legal representatives, successors and permitted assigns.  However, neither party may assign, transfer, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any of its or his rights hereunder without prior written consent of the other party, and any such attempted assignment,

transfer, pledge, encumbrance, hypothecation or other disposition without such consent shall be null and void and without effect.

               11.6 Enforcement of Separate Provisions.  Should any provision or provisions of this Agreement be determined to be unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

               11.7 Arbitration.  In the event that any disagreement or

dispute shall arise between the parties concerning this Agreement, the issue(s) will be submitted to JAMS/Endispute, Inc. for binding arbitration.

Any award entered shall be final and binding upon the parties hereto and judgment upon the award may be entered in any court having jurisdiction thereof. All fees of attorneys, accountants, advisors or other experts or witnesses, together with all administrative costs incurred in connection with such actions, shall be paid by the Company.

               11.8 Counterparts.  This Agreement may be executed in

counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties have executed or caused the execution of this Agreement as of the date first above written.



                              THE MULTICARE COMPANIES, INC.




                           By:  /S/ MOSHAEL J. STRAUS
                                _____________________________
                                Name:  MOSHAEL J. STRAUS
                                Title: CHAIRMAN OF THE BOARD OF DIRECTORS
                                       AND CO-CHIEF EXECUTIVE OFFICER


                                /S/ DANIEL E. STRAUS
                                _____________________________
                                    Daniel E. Straus

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